CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(800) 653-6104

PENNSYLVANIA COMMERCE BANCORP

CORE DEPOSITS GROW 11%, LOANS INCREASE 20%

April 20, 2007 - Harrisburg, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, deposits, and loans for the first quarter of 2007, announced Gary L. Nalbandian, Chairman.

FIRST QUARTER FINANCIAL HIGHLIGHTS March 31, 2007
			%
			Change (1)

* Total Assets:	$1.90	Billion	8%

* Total Core Deposits:	$1.54	Billion	11%

* Total Loans (net):	$1.05	Billion	20%

* Total Revenues:	$18.4	Million	5%

* Net Income:	$1.1	Million	(45)%

*Diluted Net Income Per Share	$0.17		(47)%

(1)Compared to First Quarter Ended March 31, 2006

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Total assets increased to $1.90 billion.

➢	Core deposits grew $151 million, or 11%, over the previous 12-month period.

➢	Commercial core deposits grew 12% and now exceed $500 million.

➢	Net loans grew $177.9 million, or 20%, over the first quarter one year ago.

➢	Asset quality remains strong with net charge-offs for the quarter of only 0.02% and a non-performing loan coverage ratio of 280%.

➢	Total revenues grew 5% for the quarter to $18.4 million, despite the difficult interest rate environment.

➢	Deposit charges and service fees grew 21% for the first quarter.

➢	Net income was $1.1 million and diluted net income per share was $0.17 for the first quarter of 2007.

➢	Shareholder equity increased $12.3 million, or 13%, to $105 million.

Expansion Plans

➢	Consistent with its growth retail model, the Company plans to continue to open two or three new stores in 2007.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

Deposits

The Company’s deposit growth continues with core deposits at March 31, 2007 reaching $1.54 billion, a $151 million, or 11%, increase over core deposits of $1.39 billion one year ago. Total deposits grew by $112 million, or 8%, over the previous 12 months.

	03/31/07	03/31/06	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,542,432	$1,391,329	$151,103	11%

Total Deposits:	1,560,361	1,448,126	112,235	8%

Core Deposits

Core deposit growth by type of account is as follows:

			%	1st Qtr 2007
	03/31/07	3/31/06	Increase	Cost of Funds
	(dollars in thousands)

Demand Non-Interest	$287,129	$276,808	4%	0.00%

Demand Interest Bearing	676,253	530,158	28	3.94

Savings	384,546	387,740	(1)	2.67

Subtotal	1,347,928	1,194,706	13	2.80

Time	194,504	196,623	(1)	4.25

Total Core Deposits	$1,542,432	$1,391,329	11%	2.99%

Core deposit growth by type of customer is as follows:

		%		%	%
	03/31/07	Total	03/31/06	Total	Increase
	(dollars in thousands)

Consumer	$641,350	42%	$618,636	44%	4%

Commercial	511,202	33	456,640	33	12

Government	389,880	25	316,053	23	23

Total	$1,542,432	100%	$1,391,329	100%	11%

Balance Sheet

	03/31/07	03/31/06	% Increase
	(dollars in thousands)

Total Assets:	$1,898,572	$1,752,757	8%

Total Loans (net):	1,046,445	868,534	20

Core Deposits:	1,542,432	1,391,329	11

Total Deposits:	1,560,361	1,448,126	8%

Income Statement

	Three Months Ended
	March 31
			%
	2007	2006	Change
	(dollars in thousands, except per share data)

Total Revenues:	$18,398	$17,455	5%

Total Expenses:	16,490	13,925	18

Net Income:	1,112	2,037	(45)

Diluted Net Income Per Share:	$0.17	$0.32	(47)

Lending

Net loans increased $178 million, or 20%, to $1.05 billion from $869 million one year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

	03/31/07	% of Total	03/31/06	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$372,608	35%	$259,762	29%	$112,846	43%
Owner Occupied	124,120	12	122,243	14	1,877	2

Total Commercial	496,728	47	382,005	43	114,723	30

Consumer/Residential	286,746	27	252,916	29	33,830	13
Commercial Real Estate	272,963	26	243,269	28	29,694	12

Gross Loans	$1,056,437	100%	$878,190	100%	$178,247	20%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	3/31/2007	12/31/2006	3/31/2006

Non-Performing Assets/Assets	0.20%	0.19%	0.20%
Net Loan Charge-Offs/Avg Total Loans	0.02%	0.02%	0.01%
Loan Loss Reserve/Gross Loans	0.95%	0.99%	1.10%
Non-Performing Loan Coverage	280%	287%	304%
Non-Performing Assets/Capital
and Reserves	3%	3%	3%

    Non-performing assets and loans past due 90 days at March 31, 2007 totaled $3.9 million, or 0.20%, of total assets, versus $3.5 million, or 0.19% of total assets, at December 31, 2006 and $3.6 million, or 0.20%, of total assets one year ago.

Net Income and Net Income Per Share

    Net income totaled $1.1 million for the first quarter of 2007 as compared to net income of $2.0 million for the first quarter of 2006. Net income per fully diluted share for the first quarter was $0.17, vs. $0.32 recorded for the same period a year ago.

	Three Months Ended
	March 31
			%
	2007	2006	Change
	(dollars in thousands, except per share data)

Net Income:	$1,112	$2,037	(45)%

Diluted Net Income
Per Share:	$0.17	$0.32	(47)

Total Revenues

	Three Months Ended
	March 31
	2007	2006	% Increase
	(dollars in thousands)

Total Revenues:	$18,398	$17,455	5%

Total revenues (net interest income plus non-interest income) for the first quarter increased $943,000, to $18.4 million, a 5% increase over the first quarter of 2006.

Net Interest Income and Net Interest Margin

    Net interest income for the first quarter 2007 totaled $13.2 million, unchanged from the $13.2 million recorded a year ago as a result of the inverted yield curve interest rate environment.

    The net interest margin for the first quarter of 2007 increased slightly to 3.04%, compared to 3.03% for the fourth quarter of 2006, and was down 28 basis points from 3.32% for the first quarter of 2006. The year over year compression is primarily a result of the current interest rate environment.

    Net interest income, on a tax equivalent basis, totaled $13.4 million in the first quarter of 2007, an increase of $130,000, or 1%, over the first quarter one year ago. This figure was up $267,000 over net interest income recorded in the fourth quarter of 2006.

Net Interest Income and Rate/Volume Analysis

    As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits. The Company continues to grow core deposits, which has produced growth in net interest income, despite net interest margin compression brought on by the current interest rate environment.

	Net Interest Income
Quarter Ended	Volume	Rate	Total	%
March 31	Increase	Change	Increase	Increase
	(dollars in thousands)

2007 vs. 2006	$393	$(263)	$130	1%

Non-Interest Income

    Non-interest income for the first quarter of 2007 increased to $5.2 million from $4.3 million a year ago, a 21% increase. The growth in non-interest income for the first quarter was reflected in increased deposit charges and service fees as depicted below:

	Three Months Ended
	March 31
			%
	2007	2006	Change
	(dollars in thousands)

Deposit Charges
& Service Fees	$4,502	$3,721	21%

Other Income	497	537	(7)%

Subtotal	4,999	4,258	17%

Net Investment Securities Gains	171	-

Total Non-Interest Income	$5,170	$4,258	21%

Non-Interest Expenses

    Non-interest expenses for the first quarter of 2007 were $16.5 million, up 18% from $13.9 million one year ago. The increases in non-interest expenses for the quarter were widespread across all categories, reflecting the Company’s continued growth. The Company remains focused on controlling costs while continuing to execute its growth strategy. On a linked quarter basis, total non-interest expenses were up $480,000, or 3%.

Investments

At March 31, 2007, the Company’s investment portfolio totaled $682 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at March 31, 2007.

	Available	Held to
Product Description	for Sale	Maturity	Total
(in thousands)
Mortgage-backed Securities:

Federal Agencies Pass Through
Certificates (AAA Rated)	$79,464	$91,385	$170,849

Collateralized Mortgage
Obligations (AAA Rated)	293,900	36,393	330,293

U.S. Government Agencies/
Other	4,831	175,746	180,577

Total	$378,195	$303,524	$681,719

Duration (in years)	2.84	3.15	2.98

Average Life (in years)	4.03	6.01	4.91

Quarterly Average Yield	5.34%	5.28%	5.32%

At March 31, 2007, the after tax depreciation of the Company’s available for sale portfolio was $2.8 million.

Capital

    Stockholders’ equity at March 31, 2007 totaled $105 million, an increase of $12.3 million, or 13%, over stockholders’ equity of $92.7 million at March 31, 2006. Return on average stockholders’ equity (ROE) for the first quarter ending March 31, 2007 and 2006 are shown below:

Return on Equity

Three Months Ended

03/31/07	03/31/06

4.39%	8.92%

The Company’s capital ratios at March 31, 2007 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.28%	5.00%
Tier 1	9.98	6.00
Total Capital	10.72	10.00

Shareholder Returns

	As of March 31, 2007

	Commerce	S & P Index

1 Year	(6)%	12%

5 Years	9%	6%

10 Years	14%	8%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;
•	inflation;
•	interest rate, market and monetary fluctuations;
•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;
•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;
•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
•	the impact of the rapid growth of the Company;
•	the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company;
•	changes in the Company’s allowance for loan losses;
•	effect of terrorists attacks and threats of actual war;
•	unanticipated regulatory or judicial proceedings;
•	changes in consumer spending and saving habits;
•	and the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information, concerning events or circumstances after the date of this report refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).